AMENDED AND RESTATED LOAN AGREEMENT

between

IRET PROPERTIES, A NORTH DAKOTA LIMITED PARTNERSHIP

as Borrower

and

FIRST INTERNATIONAL BANK & TRUST

as Lender

November 20, 2013

AMENDED AND RESTATED LOAN AGREEMENT

This Agreement is made as of November 20, 2013, by and between IRET PROPERTIES, A NORTH DAKOTA LIMITED PARTNERSHIP, a North Dakota limited partnership (the "Borrower"), and FIRST INTERNATIONAL BANK & TRUST, a North Dakota state bank (the "Lender").

RECITALS

A.            The Borrower has requested that the Lender make available to the Borrower the Revolving Credit Facility.
B.            The Lender is willing to make the Revolving Credit Facility available on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the premises and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Borrower and the Lender agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION
Section 1.01                          Defined Terms.  As used in this Agreement, the following terms shall have the meanings set out respectively after each:

"Account Pledge Agreement(s)" – The Account Pledge Agreement, dated August 12, 2010, from the Borrower to the Lender, together with any future Account Pledge Agreements from any other Credit Party to the Lender, pursuant to which any Credit Party grants a security interest in its deposit accounts held by Lender.
"Advance(s)" – Any advance(s) of loan proceeds made by Lender to the Borrower in accordance with the terms of this Agreement.
"Advance Request" – A written request for an Advance delivered by Borrower to Lender in the form attached hereto as Exhibit A or in such other form acceptable in Lender's sole discretion.
"Affiliate" or "Affiliates" – Any Person controlled by, controlling or under common control with the Borrower, including (without limitation) any subsidiary of the Borrower.  For purposes of this definition, "control," when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

"Agreement" – This Amended and Restated Loan Agreement, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time to the extent permitted under the Loan Documents.
"Appraisal" – An appraisal of the market value of a Property (a) addressed to the Lender, (b) prepared by an appraiser approved by the Lender, and (c) conforming to all laws applicable to the Lender and otherwise in a form satisfactory to the Lender.
"Assumed Amortization Amount" – At any point in time, an amount sufficient to fully amortize the then applicable amount of the Commitment and interest at the then applicable Revolving Interest Rate in equal monthly installments over an assumed term of twenty (20) years.
"Authorized Officer" – With respect to any Credit Party, the chair of the board of governors or directors, the chief manager, president, the chief financial officer, the secretary, the treasurer or any other senior officer of such Credit Party with actual authority for whatever action is specified.
"Bankruptcy Code" – Title 11 of the United States Code, as amended from time to time.
"Borrower" – As defined in the preamble to this Agreement.
"Borrower's knowledge" – With respect to any matter in question, the actual knowledge with respect to such matter of any general partner, officer, director or governor of Borrower.
"Borrowing Base" – At any time and subject to change from time to time in the Lender's sole but reasonable discretion, the lesser of (a) the Commitment, and (b) sixty percent (60%) of the collective value of the Properties as determined from time to time by Lender in its sole but reasonable discretion.  The value of the Properties shall be determined periodically by the Lender based on the most recent Appraisals, Borrowing Base Certificate, Compliance Certificate and supporting reports delivered to the Lender pursuant to Section 5.01(d).  The value of the Properties as of the date of this Agreement shall be the amounts set forth on the initial Borrowing Base Certificate attached as Exhibit C.

"Borrowing Base Certificate" – The borrowing base certificate in the form of Exhibit B or such other form as the Lender may require from time to time to be delivered by the Borrower to the Lender including Borrower's proposed value of the Properties for the applicable period of time.  The initial Borrowing Base Certificate is attached as Exhibit C.

"Borrowing Base Deficiency" – At the time of any determination, the amount, if any, by which the outstanding principal balance of the Revolving Credit Facility exceeds the Borrowing Base.

"Borrowing Base Deficiency Notice" – Has the definition set forth in Section 2.08(b)
"Business Day" – Any day (other than a Saturday, Sunday or legal holiday in the State of North Dakota) on which commercial banks are open for business in Minot, North Dakota.
"Capital Expenditure" – Any amount debited to the fixed asset account on the balance sheet of the Borrower in respect of (a) the acquisition (including, without limitation, acquisition by entry into a Capitalized Lease), construction, improvement, replacement or betterment of land, buildings, machinery, equipment or of any other fixed assets or leaseholds, (b) to the extent related to and not included in (a) above, materials, contract labor and direct labor (excluding expenditures properly chargeable to repairs or maintenance in accordance with GAAP), and (c) other capital expenditures and other uses recorded as capital expenditures or similar terms having substantially the same effect.
"Capitalized Lease" – Any lease which is or should be capitalized on the books of the lessee in accordance with GAAP.
"Change of Control" – After the date of this Agreement, if (a) the General Partner shall cease to be the general partner of Borrower, (b) IRET shall cease to own, directly or indirectly, one hundred percent (100%) of the Equity Interests in the General Partner, or (c) the Borrower shall cease to own, directly or indirectly, one hundred percent (100%) of the Equity Interests in LSREF.
"Certificate of Tenancies and Leases" – The certificate from the Borrower to the Lender, dated November 19, 2013, with respect to all Leases of the Properties in existence on the date of this Agreement.
"Code" – The Internal Revenue Code of 1986, as amended, or any successor statute, together with regulations thereunder.
"Collateral Documents" – Collectively, each Mortgage, the Pledge Agreement, each Account Pledge Agreement, each Financing Statement and all other security documents hereafter delivered to the Lender granting a Lien on any property of any Person to secure the Revolving Credit Facility.
"Commitment" – The commitment of the Lender to make Advances to the Borrower in accordance with the terms of this Agreement, determined in accordance with Section 2.11, in an aggregate principal amount not to exceed $75,000,000.
"Compliance Certificate" – The compliance certificate in the form of Exhibit D or such other form as the Lender may require from time to time to be delivered by the Borrower to the Lender demonstrating the Borrower's compliance (or non-compliance) with Section 5.01(e) and Section 5.01(f) and stating that as of the end of such period there did not exist any Default or Event of Default.

"Credit Party(ies)" – The Borrower, IRET, the General Partner, LSREF, any guarantor, any other Person who at any time guaranties or pledges any assets to secure the Obligations and each other Person that becomes a Credit Party hereafter pursuant to the execution of joinder documents or any one or more of them.
"Debt Service Coverage Ratio" – For any period of time, the ratio of (a) the collective Net Operating Income of the Properties, divided by (b) the sum of (i) scheduled principal payments of Indebtedness (including any principal portion of the Assumed Amortization Amount) paid or due and payable on or before the last day of such period, plus (ii) Interest Expense for such period, all as determined in accordance with GAAP.
"Default" – Any of the events specified in Section 6.01 which constitutes an Event of Default or which, upon the giving of notice, the lapse of time, or both would become an Event of Default.
"Eligible Additional Real Property" – Any real property owned by Borrower or any of the other Credit Parties for office, retail, industrial or multi-family use and acceptable to Lender in its sole discretion after completion of due diligence to Lender's satisfaction.

"Environmental Indemnity" – The Environmental and ADA Indemnification Agreement, dated August 12, 2010, from the Borrower and certain other Credit Parties to the Lender, together with any future Environmental and ADA Indemnification Agreement from any Credit Party to Lender, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time to the extent permitted under the Loan Documents.

"Equity Interests" – Any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership (or profit) interests in a Person (other than a corporation), securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person, and any and all warrants, rights or options to purchase any of the foregoing, whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

"ERISA" – The Employee Retirement Income Security Act of 1974, as amended, and any successor statute, together with regulations thereunder.

"Escrow Fund" – Has the definition set forth in Section 5.01(m).
"Event of Default" – One of the events of default specified in Section 6.01.
"Extension Option" – Has the definition set forth in Section 2.07.

"Financing Statement(s)" – UCC financing statements naming the Borrower as debtor and the Lender as secured party and describing the collateral as the personal property covered by the Pledge Agreement.
"GAAP" – Generally accepted accounting principles in the United States, as in effect from time to time.
"General Partner" – IRET, Inc., a North Dakota corporation, the general partner of the Borrower.
"Governing Authorities" – Any local, state or federal governing authority having jurisdiction over any Property.
"Improvements" – The buildings and related improvements that are presently located on the Properties, together with any other buildings, improvements, fixtures and equipment owned by the Borrower and located on the Properties at any time.
"Indebtedness" – Without duplication, all indebtedness secured by a Property for borrowed money or credit extended to or for the account of any Credit Party, including without limitation, (a) obligations secured by any mortgage, pledge, security interest, lien, charge or other encumbrance existing on property owned or acquired subject thereto, whether or not the obligation secured thereby shall have been assumed and whether or not the obligation secured is the obligation of the owner or another party; (b) any obligation on account of deposits or advances; (c) any obligation for the deferred purchase price of any property or services; (d) any obligation as lessee under any capitalized lease; (e) all guaranties, endorsements and other contingent obligations respecting Indebtedness of others; and (f) undertakings or agreements to reimburse or indemnify issuers of letters of credit.
"Individual Property Assumed Amortization Amount" – With respect to each Property, the Assumed Amortization Amount attributed to such Property, which amount is equal to (a) (i) the value of such Property (as reasonably determined by Lender), divided by (ii) the collective value of the Properties (as reasonably determined by Lender), multiplied by (b) the Assumed Amortization Amount for the applicable point in time.
"Individual Property Debt Service Coverage Ratio" – For any period of time, the ratio of (a) the Net Operating Income of a Property divided by, (b) the sum of (i) scheduled principal payments of Indebtedness with respect to such Property (including any principal portion of the Individual Property Assumed Amortization Amount) paid or due and payable on or before the last day of such period, plus (ii) Interest Expense with respect to any Indebtedness secured by such Property (including any interest portion of the Individual Property Assumed Amortization Amount) for such period, all as determined in accordance with GAAP.
"IRET" – Investors Real Estate Trust, a North Dakota real estate investment trust.

"Interest Expense" – For any period, the total interest expense for such period (whether paid in cash, accrued or deferred, and including any default rate of interest if then applicable), on Indebtedness of a Credit Party.
"Leases" – The leases of the Properties, or any portion thereof, naming a Credit Party as lessor.
"Lender" – As defined in the preamble to this Agreement.
"Lien" – Any mortgage, pledge, hypothecation, assignment (as security), deposit arrangement, encumbrance, lien (statutory or otherwise), charge or other security interest, or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever having substantially the same economic effect as any of the foregoing (including, any conditional sale or other title retention agreement and any capital lease).
"Loan Documents" – This Agreement, the Note, the Collateral Documents, the Environmental Indemnity, the Certificate of Tenancies and Leases, the Post-Closing Agreement and any other documents evidencing or securing the Revolving Credit Facility, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time to the extent permitted under the Loan Documents.
"LSREF" – LSREF Golden Property 14 (WY), LLC, a Delaware limited liability company.
"Material Adverse Change or material adverse change" – If, in Lender's reasonable determination, the financial condition of the Credit Parties or the Properties, in each case taken as a whole, has changed in a manner which is reasonably likely to impair the value of Lender's security for the Revolving Credit Facility, prevent timely repayment of the Revolving Credit Facility or otherwise prevent the Credit Parties from timely performing any material obligation under the Loan Documents.
"Maturity Date" – December 1, 2016, unless extended by Borrower pursuant to Section 2.07, in which case the Maturity Date shall be December 1, 2017.
"Minimum Principal Balance" – $12,500,000.
"Mortgage(s)" – Each Combination Mortgage, Assignment of Rents, Security Agreement and Fixture Financing Statement (or any similar document) previously, concurrently or hereafter executed, from a Credit Party as mortgagor to the Lender as mortgagee, creating a first Lien on the Properties and a first security interest in all of the Credit Party's personal property located thereon as security for payment of the Obligations, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time to the extent permitted under the Loan Documents.  Exhibit E includes a list of all Mortgages securing the Obligations as of the date of this Agreement.

"Net Operating Income" – Property Operating Income, minus Property Operating Expenses during any period of time.
"Note" – That certain Amended and Restated Revolving Promissory Note, dated the date hereof, executed by the Borrower and made payable to the order of the Lender in the original principal amount of up to $75,000,000, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time to the extent permitted under the Loan Documents.
"Obligations" – The obligation of the Borrower:  (a) to pay the principal of and interest on the outstanding principal balance of the Revolving Credit Facility in accordance with the terms of the Loan Documents, and to satisfy all of the Borrower's other obligations to the Lender, whether hereunder or otherwise, whether now existing or hereafter incurred, whether matured or unmatured, whether direct or contingent, whether joint, several or joint and several, including without limitation obligations with respect to any interest rate swaps, caps, collars or other derivative or hedging products, including without limitation, any obligations to or credit from others in which the Lender has a direct or indirect interest (including without limitation participations), including any extensions, modifications, renewals thereof and substitutions therefor; (b) to repay to the Lender all amounts advanced by the Lender hereunder or otherwise on behalf of the Borrower, including, but without limitation, advances for principal or interest payments to prior secured parties, mortgagees or lienors, or for taxes, levies, insurance, rent, repairs to or maintenance or storage of any of the collateral; and (c) to pay all of the Lender's expenses and costs, together with the fees and expenses of its counsel in connection with this Agreement or any other Loan Document(s), and any amendments thereto, and the documents required hereunder or thereunder.
"Organizational Documents" – The following documents with respect to each Credit Party, each of which shall be in form and substance acceptable to the Lender:
(a)	A true and accurate copy of the Articles of Organization (or the equivalent) of such Credit Party with all amendments thereto, certified by the appropriate governmental official of the jurisdiction of organization as of a date acceptable to the Lender;
(b)	A true and accurate copy of the bylaws, operating agreement or partnership agreement (or other similar constitutive documents) for such Credit Party;
(c)	A certificate of good standing for such Credit Party in the jurisdiction of its incorporation or organization and certified by the appropriate governmental officials as of a date acceptable to the Lender;
(d)	A true and accurate copy of the resolutions of such Credit Party authorizing the execution, delivery and performance of the Loan Documents to which such Credit Party is a party; and

(e)	Evidence that such Credit Party is qualified to do business in foreign jurisdictions if such qualification is required by applicable law.
"Origination Fee" – Subject to Section 2.11, a non-refundable commitment fee to be paid to the Lender in an amount equal to 0.30% of the Commitment on the date of this Agreement.  The aggregate Origination Fee shall never be greater than $225,000.
"Permitted Lien(s)" – Liens, charges and encumbrances on title to the Properties (a) in favor of the Lender, (b) listed in any Collateral Document as a permitted encumbrance, or (c) excepted from coverage under any Title Policy.
"Person" – Any natural person, corporation, partnership, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.
"Plan" – Each employee benefit plan, as such term is defined in Section 3 of ERISA, maintained for the benefit of employees, officers or directors of a Credit Party.
"Pledge Agreement" – The Pledge and Security Agreement, dated as of the date hereof, from the Borrower as pledgor to the Lender as pledgee, creating a first Lien security interest in all of the Equity Interests of LSREF as security for the Obligations, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time to the extent permitted under the Loan Documents.
"Post-Closing Agreement" – The Post-Closing Agreement, dated as of the date hereof, from the Borrower to the Lender providing for certain deliveries regarding the Properties.
"Prime Rate" – The prime rate of interest published in The Wall Street Journal or similar business reporting service for a one (1) month period reported on the first Business Day of each month.  In the event that the Prime Rate cannot be ascertained by the Lender due to changes in reports, publications, market conditions or regulatory requirements, then the Lender shall, in the exercise of its sole discretion, select a substitute rate or index that it believes to be reasonably equivalent to the Prime Rate and thereafter such substitute rate shall for all purposes be deemed to be the Prime Rate under this Agreement.
"Prior Agreement" – That certain Loan Agreement, dated August 12, 2010, by and between the Borrower and the Lender, as amended by First Amendment to Loan Agreement, dated August 25, 2011, Second Amendment to Loan Agreement, dated November 8, 2011, Third Amendment to Loan Agreement, dated June 15, 2012, Fourth Amendment to Loan Agreement, dated August 10, 2012, Fifth Amendment to Loan Agreement, dated August 9, 2013, and Sixth Amendment to Loan Agreement, dated October 28, 2013.
"Property(ies)" –The real properties described on Exhibit F-1 through Exhibit F-14 attached hereto, which are collateral for the Obligations, together with Eligible

Additional Real Properties which become collateral for the Obligations and such other real and personal property from time to time securing the Obligations.
"Property Operating Expenses" – With respect to each Property, all normal and reasonable expenses of owning, operating, leasing, managing, maintaining and occupying the Property incurred by the Borrower, including but not limited to (a) all payments to, for the benefit of or required in connection with personnel employed to manage, operate and maintain the Property, including but not limited to wages, salaries, uniform allowances, medical and/or life insurance, pension and other employee benefit payments, workers' compensation insurance payments, unemployment insurance payments, and FICA and other payroll taxes; (b) all utility charges, including but not limited to electric, gas, oil, water, sanitary sewer, storm sewer, and trash and rubbish removal charges; (c) all costs of heating, lighting, ventilating and air conditioning the Property; (d) all premiums for hazard, casualty, rent loss and liability insurance carried upon the Property; (e) ad valorem real estate and personal property taxes, installments of special assessments and sales tax payments; (f) all Property, building, grounds, driveway and parking area maintenance and repair expenses, including the cost of supplies, tools and equipment therefor; (g) all costs of janitorial services, tools, equipment and supplies; (h) any property management fees approved by Lender; (i) all landscaping, lawn, shrub and tree trimming, fertilizing and care expenses; (j) all equipment lease payments; (k) all snow and ice removal expenses; (l) all advertising and promotion expenses; (m) all costs of grounds keeping and cleaning services and supplies; (n) all security expenses; (o) all costs of printing, stationery and office supplies; (p) attorneys' fees and accountants' fees incurred in the ordinary course of operation of the Property; (q) reserves required by the terms of the Loan Documents; (r) ground rent payments, if any; but excluding (i) payments of principal, interest, late charges and prepayment penalties upon the Revolving Credit Facility; (ii) Capital Expenditures; (iii) depreciation of the Property; (iv) fees of consultants; (v) costs in connection with or in contemplation of sale or refinancing, such as costs of appraisals, environmental or engineering studies, etc.; (vi) distributions to partners of the Borrower or owners of any Credit Party; (vii) income or franchise taxes, and (viii) leasing commissions and the costs of tenant improvements.  In calculating Property Operating Expenses for any given month, Property Operating Expenses shall include one-twelfth (1/12) of any annual expenditure, such as taxes and insurance.  The Borrower shall not artificially accelerate or delay collection of Property Operating Income or payment of Property Operating Expenses for the purpose of increasing Net Operating Income.
"Property Operating Income" – With respect to each Property, all gross receipts, income, payments and consideration resulting from the operation, leasing and occupancy of the Property actually received by the Borrower, including but not limited to rentals and other fees and charges (including forfeited security deposits) payable by any person pursuant to a Lease; late charges; interest on delinquent rents; interest on security and other deposits (to the extent that the same is not required by law to be paid to tenants); and laundry and vending machine income; but excluding proceeds of casualty insurance and of condemnation and proceeds of any sale or refinancing of all or any portion of the Property or any interest therein.

"Released Property" – Has the definition set forth in Section 2.09.
"Revolving Credit Facility" – The revolving credit facility under which the Lender may make Advances to the Borrower in accordance with Article 2 up to an aggregate principal amount at any one time outstanding not to exceed the Commitment.

"Revolving Credit Facility Extension Notice" – Has the definition set forth in Section 2.07.

"Revolving Interest Rate" – The annual rate of interest equal to the Prime Rate plus 1.25%.  The Revolving Interest Rate shall change on the effective date of any change in the Prime Rate.  Except as otherwise provided herein, the Revolving Interest Rate will never be less than 4.75% per annum and will never be greater than 8.65% per annum.  Notwithstanding the foregoing, from and after the occurrence of any Default or Event of Default and continuing thereafter until such Default or Event of Default shall be remedied to the written satisfaction of the Lender, the Revolving Interest Rate shall, at the election of the Lender, be that rate of interest that would otherwise be then in effect plus four percent (4.0%) per annum.  The Lender may lend to its customers at rates that are at, above, or below the Revolving Interest Rate.
"Title Company" – Stewart Title Insurance Company or such other title insurer acceptable to Lender.
"Title Policy(ies)" – Each ALTA Mortgagee's Loan Title Insurance Policy with extended coverage issued by Title insuring the Lien of the Mortgages as a valid first, prior and paramount lien upon each Property and all appurtenant easements, and subject to no exceptions other than the Permitted Encumbrances, together with any "date down" endorsements required by Lender.
"Transferees" – Has the definition set forth in Section 7.12.
"Transferred Interests" – Has the definition set forth in Section 7.12.
Section 1.02                          Interpretation.  For purposes of this Agreement, (a) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; and (c) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole.  The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  Unless the context otherwise requires, references herein to: (x) Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and Exhibits and Schedules attached to, this Agreement; (y) an agreement, instrument or other document means such agreement, instrument or other document as amended, amended and restated, supplemented or otherwise modified from time to time to the extent permitted by the provisions thereof; and (z) a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.  Any Exhibits and Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.
ARTICLE II
COMMITMENT TO MAKE REVOLVING CREDIT FACILITY
Section 2.01                          Revolving Credit Facility.  Subject to and upon the terms and conditions hereof and in reliance upon the representations and warranties of the Borrower herein, the Lender agrees to make the Revolving Credit Facility available to Borrower from the date hereof until the Maturity Date, during which period the Borrower may repay and reborrow in accordance with the provisions hereof, provided, that the aggregate unpaid principal amount of all outstanding Advances under this Section 2.01 shall not exceed the Borrowing Base at any time.  Subject to Section 2.08, if, at any time, or for any reason, there exists a Borrowing Base Deficiency, the Borrower shall immediately pay to the Lender, in cash, the amount of such excess.
Section 2.02                          Borrowing Procedures for Revolving Credit Facility.
(a)
Each time the Borrower desires an Advance under the Revolving Credit Facility pursuant to Section 2.01, such request shall be in the Advance Request form (which may be delivered by electronic means acceptable to the Lender), and must be given so as to be received by the Lender not later than 11:00 a.m., Minot, North Dakota time, on the date of the requested Advance.

(b)	Borrower is limited to three (3) Advances each calendar quarter unless additional Advances are approved by Lender in its sole discretion.
(c)
Each request for an Advance must be for an Advance of at least $1,000,000; provided however, the initial Advance must be (i) equal to or greater than the Minimum Principal Balance, and (ii) requested by Borrower on or before the date of this Agreement.

(d)
Each request for an Advance shall specify (i) the borrowing date (which shall be a Business Day), (ii) the amount of such Advance, (iii) the purpose of such Advance, and (iv) any additional information required by this Agreement or reasonably requested by Lender.

(e)
Any request for an Advance shall be deemed to be a representation that no event has occurred and is continuing, or will result from such Advance, which constitutes a Default or an Event of Default, and that the Borrower's representations and warranties contained in Article 4 are true and correct as of the date of the Advance as though made on and as of such date.

(f)
Unless the Lender determines that any applicable condition specified in Article 3 has not been satisfied or an Event of Default has occurred or would result therefrom, the Lender will make the amount of the requested Advance available to the

Borrower at the Lender's office located in Minot, North Dakota, or such other location as the Lender may designate from time to time, in immediately available funds not later than 5:00 p.m., Minot, North Dakota time, on the date requested.

(g)
The Borrower shall be obligated to repay all Advances the Lender determines were requested on behalf of the Borrower notwithstanding the fact that the person requesting the same was not in fact authorized to do so.

Section 2.03                          Revolving Credit Facility Terms.  The obligation of the Borrower to repay any and all Advances made under Section 2.01, shall be evidenced by the Loan Documents, subject to the following terms and conditions:
(a)
The Lender shall enter in its records the amount of each Advance under, and the payments made on, the Revolving Credit Facility, and such records shall be deemed conclusive evidence of the subject matter thereof, absent manifest error.

(b)	The unpaid principal amount of the Revolving Credit Facility shall bear interest in arrears at the Revolving Interest Rate.
(c)	Interest on the Revolving Credit Facility shall be computed on the basis of a year consisting of three hundred sixty (360) days, but charged for the actual days the principal remains outstanding.
(d)
The Borrower promises to pay interest on the unpaid principal amount of the Revolving Credit Facility for the period commencing on the date of this Agreement until the Revolving Credit Facility is paid in full.

(e)	Interest will accrue on any Advance beginning on the date of such Advance and continuing up to and including the date that such Advance is repaid.
(f)
In the event that any interest is not paid within ten (10) days after the due date thereof, the Borrower shall pay to the Lender a late charge equal to five percent (5%) of such overdue amount or $5.00, whichever is greater.  This late charge is in addition to any default rate of interest that may be imposed.

Section 2.04                          Payments and Prepayments.  From and after the date hereof, principal and accrued interest on the outstanding balance of the Revolving Credit Facility shall be payable as follows:
(a)            Interest Only Payment.  On the first Business Day of each month during the term of the Revolving Credit Facility, all interest accrued on the Revolving Credit Facility is due and payable.
(b)            Final Payment.  Borrower will pay the principal balance of the Revolving Credit Facility and all other obligations and liabilities of the Borrower set forth in the Loan Documents in full on the Maturity Date.

(c)            Prepayments.  The Borrower may partially or fully prepay amounts outstanding under the Revolving Credit Facility at any time without premium or penalty.  Any such prepayment must be (i) in an amount equal to or greater than $1,000,000 (unless the aggregate outstanding amount of the Revolving Credit Facility is less than $1,000,000), (ii) in such amount necessary to comply with Section 2.08, or (iii) such prepayment required by Section 2.01.  Borrower may fully prepay amounts outstanding under the Revolving Credit Facility at any time and terminate the Revolving Credit Facility.  Notwithstanding the foregoing, during the term of Revolving Credit Facility, the principal amount outstanding must be equal to or greater than the Minimum Principal Balance.
(d)            Accelerated Payments.  Upon the occurrence of an Event of Default and acceleration of the Revolving Credit Facility, pursuant to and as permitted by Section 6.02, the Revolving Credit Facility and all other obligations of the Borrower evidenced by the Loan Documents, shall be immediately due and payable as provided in Section 6.02.
Section 2.05                          Application of Payments.  All payments shall be applied first to late charges due in connection with any agreements entered into between Borrower and Lender, if any, second to interest at the rate then in effect under the terms hereof and third to principal, provided however, that if any advance made by the Lender as the result of a Default or Event of Default is not repaid on demand, any monies received, at the option of the Lender, may first be applied to repay such advances, plus interest thereon at the default interest rate, and the balance, if any, shall be applied in accordance with the provisions hereof; and provided further, that during the continuance of any Event of Default, payments may be applied to the Obligations in such order of application as Lender may in its sole discretion require.
Section 2.06                          Manner of Payment.  Payments and prepayments of principal of, and interest on, the Revolving Credit Facility and all fees, expenses and other obligations under the Loan Documents shall be made without set-off or counterclaim in immediately available funds not later than 2:00 p.m., Minot, N.D. time, on the dates due at the Lender's office as specified in Section 7.03 or pursuant to other written instructions from the Lender.  Funds received on any day after such time shall be deemed to have been received on the next Business Day.  Whenever any payment to be made hereunder or on the Revolving Credit Facility shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of any interest or fees.
Section 2.07                          Extension Option.  If no Default or Event of Default has occurred and is then continuing, the Borrower shall have the option to extend the Maturity Date to December 1, 2017 (the "Extension Option").  The Borrower shall have the right to exercise the Extension Option by providing the Lender irrevocable written notice in the form of Exhibit E (the "Revolving Credit Facility Extension Notice") no earlier than January 1, 2016 and no later than June 30, 2016.  Following receipt of the Revolving Credit Facility Extension Notice, Lender shall have the right to obtain such Appraisals at Borrower's expense as Lender deems necessary in its reasonable discretion.  Upon receipt by the Lender of the Revolving Credit Facility

Extension Notice, the Maturity Date shall be automatically extended to December 1, 2017.  Borrower's exercise of the Extension Option shall be irrevocable.
Section 2.08                          Additional Collateral Security.
(a)            Notwithstanding Section 2.08(b), if no Default or Event of Default shall have occurred and be continuing, Borrower may provide Eligible Additional Real Property as collateral for the Revolving Credit Facility to (i) increase the Borrowing Base, or (ii) substitute collateral in place of a Released Property.
(b)            In the event Lender determines, in its sole but reasonable discretion, that the collective value of the Properties in comparison to the amount outstanding under the Revolving Credit Facility results in a Borrowing Base Deficiency, Lender shall provide notice thereof to Borrower (a "Borrowing Base Deficiency Notice").  Within three (3) Business Days following its receipt of a Borrowing Base Deficiency Notice, Borrower shall either (i) notify Lender in writing that it will provide Eligible Additional Real Property as collateral for inclusion in the Borrowing Base, or (ii) remedy the Borrowing Base Deficiency in accordance with Section 2.01.  If Borrower timely notifies Lender that it will provide Eligible Additional Real Property as collateral, Borrower shall have forty-five (45) days to provide such Eligible Additional Real Property.  If Lender accepts such Eligible Additional Real Property as collateral, the Borrowing Base will be increased accordingly.  If Borrower does not provide such Eligible Additional Real Property within forty-five (45) days or in accordance with the conditions set forth in this Section 2.08, Borrower must immediately resolve the Borrowing Base Deficiency in accordance with Section 2.01.
(c)            Borrower must provide Eligible Additional Real Property pursuant to the following terms and conditions:
(i)	Such Eligible Additional Real Property must be acceptable in the Lender's sole but reasonable discretion;
(ii)	Borrower must satisfy the conditions precedent set forth in Article 3 with respect to each Eligible Additional Real Property;
(iii)	Borrower must grant Lender a first priority Mortgage in such Eligible Additional Real Property in form and substance reasonably acceptable to Lender; and
(iv)	Borrower must provide Lender with such due diligence items or other information requested in Lender's sole but reasonable discretion.
Section 2.09                          Partial Release of Collateral.  The Lender shall release a Property (the "Released Property") from the Lien of a Mortgage upon satisfaction of the following conditions:
(a)	No Default or Event of Default shall have occurred and be continuing at the time of the release;

(b)
For each Released Property, the Borrower must make a principal prepayment on the Revolving Credit Facility equal to the value of such Released Property (as reasonably determined by Lender), divided by the collective value of the Properties (as reasonably determined by Lender), then multiplied by the outstanding principal balance of the Revolving Credit Facility; provided, however, that such principal prepayment shall only be required if release of such Released Property will result in a Borrowing Base Deficiency; and

(c)	The Borrower shall pay all expenses incurred by the Lender in connection with the release of the Released Property, including reasonable attorneys' fees.
Section 2.10                          Service Fees.  Borrower shall pay Lender a service fee in the amount of $40,000 on each of (a) November 1, 2014, (b) November 1, 2015, (c) November 1, 2016, and (d) if the Borrower exercises the Extension Option, on the date of delivery of the Revolving Credit Facility Extension Notice.  The service fees provided for under this Section are payable to Lender regardless of the amount outstanding under the Revolving Credit Facility during any applicable period of time or whether the Revolving Credit Facility will terminate after such payment.  In the event the Borrower fully prepays the amounts outstanding under the Revolving Credit Facility and terminates the Revolving Credit Facility pursuant to Section 2.04(c), Borrower shall be obligated to pay the service fee required by this Section 2.10 that would have otherwise been due the following November 1 in accordance with this Section 2.10.
Section 2.11                          Commitment.  The initial Commitment amount shall be $72,000,000.  Lender shall have the right, in its sole discretion, to increase the amount of the Commitment up to and including $75,000,000.  The Lender shall provide the Borrower with reasonable advance notice prior to any increase in the amount of the Commitment.  Each increase in the Commitment during the term of the Revolving Credit Facility shall result in the payment of an additional Origination Fee in an amount equal to 0.30% of the increase in the Commitment until the Commitment reaches $75,000,000.  If the Commitment is reduced for any reason, subsequent increases in the Commitment up to the amount of previous reductions, shall not be subject to an Origination Fee.
Section 2.12                          Increased Costs.  If, as a result of any generally applicable law, rule, regulation, treaty or directive not in existence or effect on the date of this Agreement, or any generally applicable change in any existing law, rule, regulation, treaty or directive or in the interpretation or administration thereof, or compliance by the Lender with any generally applicable request or directive not in existence or effect on the date of this Agreement (whether or not having the force of law) from any court, central bank, governmental authority, agency or instrumentality, or comparable agency, in each case after the date hereof:
(a)            any tax, duty or other charge with respect to the Revolving Credit Facility is imposed, modified or deemed applicable, or the basis of taxation of payments to the Lender of interest or principal of the Revolving Credit Facility (other than taxes imposed on the overall net income of the Lender by the jurisdiction in which the Lender has its principal office) is changed;

(b)            any reserve, special deposit, special assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lender is imposed, modified or deemed applicable;

(c)            any increase in the amount of capital required or expected to be maintained by the Lender or any Person controlling the Lender is imposed, modified or deemed applicable; or

(d)            any other condition affecting this Agreement or the Revolving Credit Facility is imposed on the Lender or the relevant funding markets;

and the Lender reasonably and in good faith determines that, by reason thereof, the cost to the Lender of making or maintaining the Revolving Credit Facility is increased, or the amount of any sum receivable by the Lender hereunder is reduced; then, the Borrower shall pay to the Lender upon demand (which demand shall include sufficient evidence thereof) such additional amount or amounts as will compensate the Lender (or the controlling Person in the instance of (c) above) for such additional costs or reduction.  In determining such amounts, the Lender may use any reasonable averaging, attribution and allocation methods with such determination and methodology being provided to Borrower in writing.  In the event Lender invokes its rights under this Section 2.12 and the resultant cost to the Borrower exceeds $50,000 in any calendar year, Borrower shall have the right to prepay and terminate the Revolving Credit Facility during such calendar year and the Borrower shall not be obligated to pay any remaining and unpaid service fees required by Section 2.10.
Section 2.13                          Existing Advances.  Lender has made various revolving advances to Borrower that remain outstanding (the "Existing Advances") as evidenced by the Prior Agreement and all Loan Documents in effect in connection therewith.  Borrower acknowledges and agrees that as of the date of this Agreement, prior to any Advance made on the date hereof, the outstanding principal balance under the Prior Agreement is equal to $10,000,000.  On the date hereof, the Existing Advances shall be deemed to be Advances on the Revolving Credit Facility, repayable in accordance with this Agreement and the other Loan Documents.
ARTICLE III
CONDITIONS PRECEDENT
Section 3.01                          Conditions Precedent.  The obligation of the Lender to make any Advance shall be subject to the condition precedent that the Borrower shall be in compliance with the conditions contained in Section 3.02 below and the further condition precedent that the Lender shall have received on or before the date of the Advance the following, each duly executed and satisfactory to the Lender in form and substance:
(a)	The Loan Documents;
(b)	Closing instructions between the Lender's legal counsel and Title;

(c)
A certificate of an Authorized Officer of each Credit Party, certifying as to such items as reasonably required by the Lender, including each Credit Party's Organizational Documents and incumbency of its Authorized Officers;

(d)	Copies of the Organizational Documents;
(e)	An Appraisal of each Property completed no more than one (1) year prior to the date of this Agreement;
(f)	Payment of the Origination Fee;
(g)	Copies of such Leases requested by Lender;
(h)	Due diligence and underwriting materials, in form and content satisfactory to Lender in its sole discretion, to be used by Lender to underwrite the market value of the Properties;
(i)	Each Title Policy together with legible copies of all title exception documents cited in the Title Policy and all other legal documents affecting the Properties or the use thereof;
(j)
A survey of each Property, in such form as acceptable to Lender, prepared and certified by a licensed or registered surveyor to the Lender in accordance with Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys (as adopted by the ALTA and NSPS in 2005) including Items Nos. 1, 2, 3, 4, 6, 7(a), 8, 9, 10, 11(b) and 13 of Table A thereof and such other items as the Lender may reasonably require;

(k)
Searches conducted in the appropriate offices of the Governing Authorities showing no tax liens, bankruptcies, judgments or other liens affecting the Properties or the Credit Parties with respect to the Properties, and Uniform Commercial Code searches disclosing no security interests existing against the Properties or the Credit Parties with respect to the Properties, in each case other than Permitted Liens;

(l)
A letter from the appropriate Governing Authority or other evidence establishing that the Properties comply in all respects with all applicable zoning, planned unit development, subdivision, platting, environmental and land use requirements, without special variance or exception, together with such other evidence as the Lender shall reasonably request to establish that the Properties and the contemplated use thereof are permitted by and comply with all applicable use restrictions, requirements in prior conveyances, zoning ordinances, environmental laws and regulations, water shed district regulations and all other applicable laws or regulations, and have been duly approved by the Governing Authorities.  Notwithstanding the foregoing, Lender acknowledges that it has received and approved all items required by this Section 3.01(l) with respect to the Properties as of the date of this Agreement;

(m)
Evidence of policies or certificates of property insurance (including rent loss insurance) and comprehensive general liability insurance required by Lender in its sole discretion, with all such insurance in full force and effect;

(n)
Flood Certificates issued by a national flood plain search company on FEMA Form No. 81-93 in accordance with the provisions of the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 and the National Flood Insurance Reform Act of 1994 certifying that each Property is not located in a special flood hazard area (as determined by the Federal Emergency Management Agency);

(o)
A Phase I Environmental Site Assessment with respect to each Property, in such form as acceptable to Lender and, if required in writing by Lender, (i) addressed and certified to the Borrower and the Lender, (ii) performed by a qualified licensed engineer in strict conformance with the Standard Practice for Environmental Site Assessment Process, ASTM Standard E1527-05, (iii) including a findings and conclusions section consistent with Section 12.8 thereof, and (iv) including any additional investigations and analysis necessary for the consultant to conclude there are no Recognized Environmental Conditions (as such term is used in Standard E1527) associated with the Properties, or such have been remediated in accordance with applicable law.  Notwithstanding the foregoing, Lender acknowledges that it has received and approved all reports required by this Section 3.01(p) with respect to the Properties as of the date of this Agreement;

(p)
Current financial statements of each Credit Party, each in form and substance required by Lender and certified by an Authorized Officer, provided, however, that as long as IRET remains a publicly traded company on a publicly-regulated stock exchange, the Lender agrees to accept the financial statements filed by IRET with such exchange in lieu of the financial statements required by this Section 3.01(p).  In addition, each Credit Party shall provide such other additional financial information regularly prepared by Borrower with respect to the Properties as Lender reasonably requires, including items such as income statements and rent rolls;

(q)	A closing statement prepared by the Title Company and approved by Lender;
(r)	The initial Advance Request; and
(s)	Payment of all of Lender's fees and costs associated with the Revolving Credit Facility.
Section 3.02                          Further Conditions Precedent.  The obligation of the Lender to make an Advance shall be subject to the condition precedent that the Borrower shall be in compliance with all conditions set forth in Section 3.01, and the further conditions precedent that on the date of such Advance:
(a)
No Default or Event of Default hereunder shall have occurred and be continuing and all representations and warranties made by the Borrower in Article 4 shall continue to be true and correct as of the date of such Advance.

(b)	The Borrower shall have provided to the Lender such evidence of compliance with all of the provisions of this Agreement as the Lender may reasonably request.
Section 3.03                          No Waiver.  The making of any Advance prior to fulfillment of any condition thereof shall not be construed as a waiver of such condition, and the Lender reserves the right to require fulfillment of any and all such conditions prior to making any subsequent Advances.  Without limiting the generality of the foregoing, the Lender acknowledges that the items referred to in Section 3.01 have been received and approved by Lender on or before the date of this Agreement, except that the items set forth in the Post-Closing Agreement have not been received or approved by the Lender and that such items must be received and approved as required by the Post-Closing Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
Section 4.01                          Representations and Warranties.  The Borrower represents and warrants to the Lender, which representations and warranties shall survive the execution and delivery of this Agreement and shall continue in full force and effect until the obligations of the Borrower arising in connection with the Loan Documents have been fully satisfied and the Collateral Documents have been released of record by Lender, as follows as of the date hereof and as of the date of each Advance:
(a)
Existence and Good Standing.  Each Credit Party is an entity, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all requisite power and authority to own and operate the Properties, and to execute and deliver and to perform all of its obligations under the Loan Documents and the execution and delivery thereof and the carrying out of the transactions contemplated thereby will not violate, conflict with or constitute a default under the terms of the Organizational Documents or under any note, bond, debenture or other evidence of indebtedness or any contract, loan agreement or lease to which any Credit Party is a party or by which any Property is subject, or violate any law, regulation or order of any Governing Authority, or any court order or judgment in any proceeding to which any Credit Party is or was a party or by which the property of any Credit Party is bound.

(b)
Authorization and Validity.  The execution, delivery and performance by each Credit Party of the Loan Documents to which it is party have been duly authorized by all necessary corporate, partnership or company action by such Credit Party.  The Loan Documents applicable to each Credit Party when delivered hereunder will constitute legal, valid and binding obligations of such Credit Party, enforceable against such Credit Party in accordance with their respective terms.

(c)
No Conflict; No Default.  The execution, delivery and performance by each Credit Party of the Loan Documents to which it is a party will not (i) violate any provision of any law, statute, rule or regulation or any order, writ, judgment, injunction, decree, determination or award of any court, governmental agency or arbitrator presently in effect having applicability to such Credit Party, (ii) violate or contravene any provision of the Organizational Documents of such Credit Party, or (iii) result in a breach of or constitute a default under any indenture, loan or credit agreement or any other agreement, lease or instrument to which such Credit Party is a party or by which it or any of its properties may be bound or result in the creation of any Lien thereunder.  To the Borrower's knowledge, no Credit Party is in default under or in violation of any such law, statute, rule or regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, loan or credit agreement or other agreement, lease or instrument in any case in which the consequences of such default or violation could reasonably be expected to result in a Material Adverse Change.

(d)
Government Consent.  No consent, approval, order or authorization of or registration, declaration or filing with any Governmental Authority is required in connection with a valid execution and delivery of this Agreement or the other Loan Documents or of any and all other agreements and instruments herein mentioned to which any Credit Party is a party or the carrying out or performance of any of the transactions required or contemplated thereby.

(e)
Financial Statements.  Any and all financial statements of the Credit Parties heretofore delivered to the Lender by or on behalf of any Credit Party are true and correct in all respects, have been prepared in accordance with GAAP, and fairly present the financial condition of the subject thereof as of the respective dates thereof.  No Material Adverse Change has occurred in the financial conditions reflected therein since the respective dates thereof.  None of the aforesaid financial statements or any certificate or statement furnished to the Lender by or on behalf of any Credit Party in connection with the transactions contemplated hereby, and none of the representations and warranties in this Agreement, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein not misleading.

(f)	Compliance. To Borrower's knowledge, with respect to the Properties, each Credit Party is in material compliance with all statutes and governmental rules and regulations applicable to it.
(g)
Litigation.  There is no suit, action, proceeding or investigation pending or, to Borrower's knowledge, threatened against or affecting any Credit Party with respect to a Property (or any basis therefor) at law or in equity or by or before any court, arbitrator, administrative agency or other federal, state or local governmental authority which individually or in the aggregate, if adversely determined, might affect the validity as to any Credit Party of any of the transactions contemplated by this Agreement or the ability of any Credit Party to perform the Obligations.

(h)
Environmental, Health and Safety Laws.  To the Borrower's knowledge, there does not exist any violation by any Credit Party, with respect to any Property, of any applicable federal, state or local law, rule or regulation or order of any government, governmental department, board, agency or other instrumentality relating to environmental, pollution, health or safety matters which will or threatens to impose a material liability on a Credit Party or which would require a material expenditure by a Credit Party to cure.  No Credit Party has received any notice to the effect that any Property is not in material compliance with any such law, rule, regulation or order or notice that any Property is the subject of any governmental investigation evaluating whether any remedial action is needed to respond to any release of any toxic or hazardous waste or substance into the environment.

(i)	Ownership; Liens. Borrower or another Credit Party, as applicable, has good and marketable title to each Property. No Property is subject to a Lien, except for Permitted Liens.
(j)
Leases.  The Borrower has delivered true and complete copies of each Lease requested by the Lender.  Each Lease is in full force and effect, and no party thereto is in default thereunder, except to the extent that any such defaults would not materially affect the ability of any Credit Party to perform the Obligations.

(k)
Taxes.  Each Credit Party has filed all federal, state and local tax returns with respect to such Credit Party and its business operations and properties which are required to be filed under applicable law.  Each Credit Party has paid or caused to be paid to the respective taxing authorities all taxes as shown on such returns or on any assessments received by it to the extent that such taxes have become due, except to the extent such taxes are timely contested and reserves for which are established in accordance with GAAP.  Borrower is not aware of a proposed material tax assessment against any Credit Party, and no Credit Party is obligated by any other agreement, tax treaty, instrument or otherwise to contribute to the payment of taxes owed by any other Person.  All material tax liabilities are adequately provided for or reserved against on the books of each Credit Party in accordance with GAAP.

(l)
Licenses and Permits.  To the Borrower's knowledge, each Credit Party, as applicable, has and possesses adequate licenses, certificates, permits, franchises, patents, copyrights, trademarks and trade names, or rights thereto, to own and operate the Properties.  There does not exist and there is no reason to anticipate that there may exist, any liability to any Credit Party with respect to any claim of infringement regarding any franchise, patent, copyright, trademark or trade name possessed or used by a Credit Party with respect to any Property.

(m)
ERISA.  To the Borrower's knowledge, each Plan is in substantial compliance with all applicable requirements of ERISA and the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and the Code setting forth those requirements.  No reportable event under ERISA has occurred and is continuing with respect to any Plan.  All of the minimum funding standards applicable to such Plans have been satisfied and there exists no event or condition which would reasonably be expected to result in the institution of proceedings to terminate any Plan under Section 4042 of ERISA.  With respect to each Plan subject to Title IV of ERISA, as of the most recent valuation date for such Plan, the present value of such Plan's projected benefit obligations did not exceed the fair market value of such Plan's assets.

(n)
Solvency.  After giving effect to the consummation of this Agreement and assuming the Revolving Credit Facility is fully advanced and funded: (i) the sum of the Properties, at a fair saleable valuation, exceeds the debts of the Credit Parties; (ii) the present fair saleable value of the Properties is greater than the amount that will be required to pay the respective liabilities of the Credit Parties on debts as such debts become absolute and matured; (iii) each Credit Party as of the date hereof has sufficient liquidity and capital with which to conduct its business and such liquidity and capital is not unreasonably small in consideration of its anticipated business; and (iv) each Credit Party will have sufficient cash flow to enable it to pay its debts, liabilities and obligations as they mature.

(o)
Regulation.  No Credit Party is subject to regulation under the Investment Company Act of 1940, the Federal Power Act, the Public Utility Holding Company Act of 1935, the Interstate Commerce Act or any federal or state statute or regulation limiting its ability to incur indebtedness for money borrowed.  No Credit Party is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System or any successor thereto).

(p)
Foreign Assets Control Regulations.  The making available of the Revolving Credit Facility to Borrower hereunder or Borrower's use of the proceeds thereof will not violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.  Without limiting the foregoing, no Credit Party or any of its Affiliates (i) is or will become a Person whose property or interests in property are blocked pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) or (ii) engages or will engage in any dealings or transactions, or be otherwise associated, with any such Person.  Each Credit Party and its Affiliates are in compliance with the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001).  No part of the Revolving Credit Facility will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(q)
Disclosure.  The Loan Documents and the certificates, exhibits and schedules attached thereto by the Credit Parties do not contain, as of their applicable date of delivery, any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.  To the best of Borrower's knowledge, there is no fact or condition existing as of the date hereof which would reasonably be likely to result in a Material Adverse Change.

ARTICLE V
COVENANTS OF THE BORROWER
Section 5.01                          Affirmative Covenants.  The Borrower warrants and covenants with Lender, that so long as any portion of the Revolving Credit Facility remains unpaid and outstanding, and until the Lender is fully repaid all amounts owing in connection with the Loan Documents:
(a)
Laws and Regulations.  The Borrower will, and will cause the other Credit Parties to, comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject; provided, however, that failure so to comply shall not be a breach of this covenant if such failure does not have, or is not reasonably expected to result in a Material Adverse Change.

(b)
Books and Records.  The Borrower will, and will cause the other Credit Parties to, maintain accurate and complete books, accounts and records pertaining to the Properties.  The Borrower will, and will cause the other Credit Parties to, permit the Lender, acting by and through its officers, employees and agents during normal business hours and upon reasonable notice, to examine all books, records, contracts, plans, drawings, permits, bills and statements of account pertaining to the Properties and to make extracts therefrom and copies thereof at the Borrower's principal place of business.

(c)
Corporate Existence.  The Borrower will, and will cause the other Credit Parties to, maintain its corporate existence in good standing under the laws of its jurisdiction of organization and its qualification to transact business in each jurisdiction where failure so to qualify would preclude the Borrower or any Credit Party from enforcing its rights with respect to any material asset or would expose the Borrower or any Credit Party to any material liability.

(d)	Financial Reports. The Borrower will prepare or cause to be prepared at its expense and deliver to the Lender (in such number as may reasonably be requested):
(i)
As soon as practicable after the end of each fiscal year of the Credit Parties, and in no event later than ninety (90) days thereafter, the audited consolidated and consolidating financial statements of the Credit Parties, specifying the financial performance of each Credit Party with respect to the Properties, as at the end of such fiscal year consisting of the balance sheet of the Borrower and the related statements of income and changes in financial position of the Borrower and each Credit Party with respect to the Properties for the fiscal year then ended, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail; provided, however, that as long as IRET remains a publicly traded company on a publicly-regulated stock exchange, the Lender agrees to accept the financial statements filed by IRET with such exchange in lieu of the financial statements required by this Section 5.01(d)(i);

(ii)	As soon as available and in any event within forty-five (45) days after the end of each month, a Compliance Certificate with respect to each

Property signed by the Borrower's Chief Financial Officer, and such other supporting documentation as may be requested by Lender to support the information contained in the Compliance Certificate;
(iii)
If at any time following the date of this Agreement, Borrower believes the value of any Property has increased such that Borrower believes a change in the Borrowing Base should be made, a Borrowing Base Certificate with respect to each Property signed by the Borrower's Chief Financial Officer, and such other supporting documentation as may be requested by Lender to support the information contained in the Borrowing Base Certificate.  Lender shall have sixty (60) days following receipt of a Borrowing Base Certificate to accept or reject a Borrower's proposed value with respect to the Properties and failure to timely respond shall be deemed a rejection.

(iv)	Within ten (10) days following a written request by Lender, copies of each Credit Party's most recently filed state and federal tax returns; and
(v)
Immediately upon becoming aware of the existence of any condition or event which constitutes, or which after notice or lapse of time or both would constitute, an Event of Default, written notice specifying the nature and period of existence thereof and what action the Borrower has taken, is taking or proposes to take with respect thereto.

The items specified in paragraphs (i), (ii) and (iii) shall be certified as accurate and complete by an Authorized Officer of the Borrower.
(e)
Debt Service Coverage Ratio.  The Borrower will maintain its Debt Service Coverage Ratio equal to or greater than 1.25 to 1.00, determined as of the end of each fiscal quarter for the four (4) fiscal quarters of the Borrower ending on such date of determination, or such shorter period approved by Lender in its sole but reasonable discretion.  The Debt Service Coverage Ratio for each of the four (4) calendar quarters preceding the determination date must meet the Debt Service Coverage Ratio requirements.  Each component of the Debt Service Coverage Ratio shall be determined in accordance with commercially reasonable accounting standards.  All components of the Debt Service Coverage Ratio shall be calculated on an aggregate basis.

(i)
If Borrower fails to satisfy the Debt Service Coverage Ratio requirements of Section 5.01(e) for any calendar quarter, Borrower shall have a grace period of one (1) calendar quarter (beginning on the first day following the calendar quarter for which the Debt Service Coverage Ratio requirements were not satisfied) to return the Debt Service Coverage Ratio to at least 1.25 to 1.00.

(ii)
If Borrower fails to satisfy the Debt Service Coverage Ratio requirements of Section 5.01(e) prior to the expiration of the applicable grace period under Section 5.01(e)(i), Borrower shall have an additional grace period of one (1) calendar quarter (beginning on the first day following the expired grace period under Section 5.01(e)(i)) to provide Lender with Additional Eligible Real Property, acceptable to Lender in its sole but reasonable discretion, as additional collateral security pursuant to Section 2.08 that will cause the Debt Service Coverage Ratio to satisfy the requirements of Section 5.01(e) (for the calendar quarter ending on the expiration of the grace period under Section 5.01(e)(i)) upon inclusion of one or more Properties.  In order to be entitled to the benefits of the grace period under this Section 5.01(e)(ii), Borrower must be exercising its best efforts, in Lender's sole but reasonable discretion, to add Additional Eligible Real Property as additional collateral security.

(iii)
If Borrower fails to satisfy the Debt Service Coverage Ratio requirements of Section 5.01(e) prior to the expiration of the applicable grace period under Section 5.01(e)(ii), Borrower shall have an additional grace period of ten (10) days to satisfy the Debt Service Coverage Ratio requirements of Section 5.01(e).  If Borrower fails to satisfy such requirements after such additional grace period, Lender may reduce the Commitment in an amount reasonably related to the decreased value of the Lender's collateral security due to such failure, as determined in Lender's sole but reasonable discretion.

(f)
Individual Property Debt Service Coverage Ratio.  The Borrower will maintain each Individual Property Debt Service Coverage Ratio equal to or greater than 1.00 to 1.00, determined as of the end of each fiscal quarter for the four (4) fiscal quarters of the Borrower ending on such date of determination, or such shorter period approved by Lender in its sole but reasonable discretion.  The Individual Property Debt Service Coverage Ratio for each of the four (4) calendar quarters preceding the determination date must meet the Individual Property Debt Service Coverage Ratio requirements.  Each component of the Individual Property Debt Service Coverage Ratio shall be determined in accordance with commercially reasonable accounting standards.  All components of the Individual Property Debt Service Coverage Ratio shall be calculated on an aggregate basis.

(i)
If Borrower fails to satisfy an Individual Property Debt Service Coverage Ratio requirement of Section 5.01(f) for any calendar quarter, Borrower shall have a grace period of two (2) calendar quarters (beginning on the first day following the calendar quarter for which the Individual Property Debt Service Coverage Ratio requirements were not satisfied) to return such Individual Property Debt Service Coverage Ratio to at least 1.00 to 1.00.

(ii)
If Borrower fails to satisfy any Individual Property Debt Service Coverage Ratio requirements of Section 5.01(f) prior to the expiration of the applicable grace period under Section 5.01(e)(i), and following Borrower's right to deliver Compliance Certificates forty-five (45) days after the end of each month pursuant to Section 5.01(c)(ii), Borrower shall have an additional grace period of ten (10) days to satisfy the Individual Property Debt Service Coverage Ratio requirements of Section 5.01(f).  If Borrower fails to satisfy such requirements after such additional grace period, Lender may reduce the Commitment in an amount reasonably related to the decreased value of the Lender's collateral security due to such failure, as determined in Lender's sole but reasonable discretion.

(iii)
Notwithstanding the foregoing, Borrower retains its rights to obtain a release of the Lender's Mortgage on any Property pursuant to the requirements of Section 2.09.  If Borrower exercises such right, any failure to satisfy the Individual Property Debt Service Coverage Ratio requirements of Section 5.01(f) will be deemed remedied with respect to any Released Property.

(g)
Deposit Accounts.  The Borrower will maintain one (1) or more deposit accounts with the Lender with at least $6,000,000 collectively on deposit at all times.  If any other Credit Parties maintain deposit accounts with the Lender, such amounts on deposit will be included in the Borrower's required minimum deposit under this Section 5.01(g).  As a condition precedent to any other Credit Party's deposit accounts being included in such required minimum deposit, such Credit Party must execute an Account Pledge Agreement in form and substance reasonably acceptable to Lender.  $1,500,000 of the amount on deposit will be non-interest bearing and the remaining amount will bear interest at a commercially reasonable rate determined by the Lender.  The Lender shall aggregate the amounts on deposit by all Credit Parties in determining the commercially reasonable rate of interest.  In the event that Lender is declared insolvent or placed into receivership by a state or federal banking regulatory authority, the Credit Parties shall have the right to set-off amounts on deposit with the Lender against the outstanding principal balance of the Revolving Credit Facility.

(h)
Insurance.  The Borrower shall, and shall cause the other Credit Parties to, maintain in effect insurance policies covering the Credit Parties and the Properties as required by the Lender in its reasonable discretion, and such other insurance in such amounts and against such hazards as customary in the case of reputable firms engaged in the same or similar business and similarly situated.  Borrower will not be required to maintain terrorism or earthquake insurance coverage and will be permitted to maintain insurance with a per casualty occurrence deductible of up to $100,000.

(i)
Commercial Leases.  Within ten (10) days following a written request by Lender, the Borrower will, and will cause the other Credit Parties to, furnish to Lender true and correct copies of such commercial Leases then in effect with respect to the Properties requested by Lender.

(j)
Rent Rolls.  Within ten (10) days following a written request by Lender, the Borrower will, and will cause the other Credit Parties to, furnish to Lender true and correct rent rolls reflecting such residential and senior housing Leases then in effect with respect to the Properties and requested by Lender to be included in such rent roll.

(k)
Collateral Evaluation.  At any time during the term of the Revolving Credit Facility, the Lender may, at its option, obtain an updated Appraisal of any Property; provided that Borrower shall only be required to pay for updated Appraisals (i) if an Event of Default has occurred and is continuing, or (ii) during the period following Lender's receipt of the Revolving Credit Facility Extension Notice through the Maturity Date.

(l)
Payment of Obligations and Expenses.  The Borrower shall, and shall cause each other Credit Party to, pay when due all of its indebtedness, obligations and expenses with respect to the Properties.  Each Credit Party will not be required to pay any obligation so long as it shall contest, in good faith and at its own cost and expense, the amount or the validity thereof in an appropriate manner or by appropriate proceedings which shall operate during the pendency thereof to prevent the collection of or other realization upon the obligations so contested, provided that no such contest shall subject the Lender to the risk of any liability and so long as such Credit Party's title to the Properties is not materially adversely affected, its use of such Properties in the ordinary course of its business is not materially interfered with and adequate reserves with respect thereto have been set aside on such Credit Party's books in accordance with GAAP.  Each Borrower will give Lender prompt written notice of any such contest.

(m)
Escrow Fund.  Except as otherwise stated in this paragraph, Borrower shall, or shall cause the other Credit Parties to, pay to Lender on the first day of each calendar month (y) one-twelfth of an amount which would be sufficient to pay the taxes payable with respect to each Property, or estimated by Lender to be payable, during the next ensuing twelve (12) months and (z) one-twelfth of an amount which would be sufficient to pay the insurance premiums due for the renewal of the coverage required by Lender upon the expiration thereof (the amounts in (y) and (z) above shall be called the "Escrow Fund").  The Escrow Fund and the payments of interest or principal or both, payable pursuant to the Loan Documents shall be added together and shall be paid as an aggregate sum by the Credit Parties to Lender.  Lender will apply the Escrow Fund to payments of taxes and insurance premiums required to be made by each Credit Party.  If the amount of the Escrow Fund shall exceed the amounts due for taxes and insurance premiums, Lender shall, in its discretion, return any excess to the Credit Parties or credit such excess against future payments to be made to the Escrow Fund.  In allocating such excess, Lender may deal with the Person shown on the records of Lender to be the owner of each Property.  If the Escrow Fund is not sufficient to pay the items set forth in (y) and (z) above, Borrower shall, or shall cause the Credit Parties to, promptly pay to Lender, upon demand, an amount which Lender shall estimate as sufficient to make up the deficiency.  The Escrow Fund shall not constitute a trust fund and may be commingled with other monies held by Lender.  The Escrow Fund shall be deposited in an interest-bearing account and any interest on the Escrow Fund shall accrue for the benefit of the Credit Parties and shall remain in and constitute part of the Escrow Fund.  Notwithstanding the foregoing, the Credit Parties shall not be required to contribute to the Escrow Fund so long as no Event of Default shall have occurred, and provided Borrower satisfies the following: Borrower shall, and shall cause the other Credit Parties to, furnish to Lender satisfactory evidence of (i) the renewal of insurance policies required by Lender prior to expiration of such insurance policies, (ii) the payment of insurance premiums within ten (10) days of Lender's request therefor, and (iii) the payment of taxes prior to the same becoming delinquent. Upon notice from Lender of an Event of Default or the failure of the Credit Parties to provide satisfactory evidence of any of the foregoing, Borrower shall, and shall cause the other Credit Parties to, begin to deposit into the Escrow Fund as described in this paragraph beginning on the first (1st) day of the month immediately following the date of such notice.

(n)
Inspection Rights.  The Borrower shall, and shall cause the other Credit Parties to, permit any person designated by the Lender to visit and inspect any of the properties, corporate books and financial records of the Borrower, or the other Credit Parties, to examine and to make copies of the books of accounts and other financial records of the Borrower and the other Credit Parties and to discuss the affairs, finances and accounts of the Borrower and the other Credit Parties with, and to be advised as to the same by, its officers at such reasonable times and intervals as the Lender may designate.  So long as no Event of Default exists, the expenses of the Lender for such visits, inspections and examinations shall be at the expense of the Lender, but any such visits, inspections and examinations made while any Event of Default is continuing shall be at the expense of the Borrower.

(o)	Maintenance. The Borrower will, and will cause the other Credit Parties to, maintain the Properties in good condition, repair and working order.
(p)
Environmental Matters.  Each Credit Party shall, with respect to the Properties, observe and comply with all laws, rules, regulations and orders of any Governing Authority relating to health, safety, pollution, hazardous materials or other environmental matters to the extent non-compliance could reasonably be likely to result in a Material Adverse Change.

(q)
ERISA.  Each Credit Party will maintain each Plan in compliance with all applicable requirements of ERISA and of the Code and with all applicable rulings and regulations issued under the provisions of ERISA and of the Code.

(r)
Notice of Litigation.  The Borrower will, and will cause the other Credit Parties to, give prompt written notice to the Lender of the commencement of any action, suit or proceeding before any court or arbitrator or any governmental department, board, agency or other instrumentality affecting any Property and in which an adverse determination or result could cause a Material Adverse Change.  Such notice to Lender shall state the nature and status of such action, suit or proceeding.

Section 5.02                          Negative Covenants.  The Borrower agrees that, without the prior written consent of the Lender, it will not, and it will not permit any other Credit Party to:
(a)
Sale of Assets; Change of Control; Liens.  Voluntarily, involuntarily or by operation of law agree to, cause, suffer or permit (i) any sale, transfer, lease, sublease or conveyance of any interest in any Property, except arm's length Leases entered into by a Credit Party in the ordinary course of business; (ii) any Change of Control; or (iii) any Lien to be outstanding against any Property, except Permitted Liens, without, in each instance, the prior written consent of the Lender.  No transfer, conveyance, lease, sale or other disposition shall relieve the Borrower from personal liability for its obligations under the Loan Documents, whether or not the transferee assumes such obligations, without the prior written consent of the Lender.  The Lender may, without notice to any Credit Party, deal with any successor owner of all or any portion of any Property in the same manner as with a Credit Party, without in any way discharging the liability of the Borrower hereunder or under the Loan Documents.

(b)
Other Agreements.  Enter into any agreement, bond, note or other instrument with or for the benefit of any Person other than the Lender which would: (i) prohibit it from granting, or otherwise limit its ability to grant, to the Lender any Lien on the Properties; or (ii) be violated or breached by its performance of its obligations under the Loan Documents.

(c)
Indebtedness.  Create, incur, issue, assume or suffer to exist any Indebtedness, except: (i) the Revolving Credit Facility, and (ii) trade accounts payable in the ordinary course of business and payable in accordance with customary trade terms.

(d)
Transactions with Affiliates.  Enter into or be a party to any transaction or arrangement with respect to the Properties, including, without limitation, the purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of its business and upon fair and reasonable terms no less favorable to it than would be obtained in a comparable arm's length transaction with a Person not an Affiliate.

(e)	Organizational Documents. Amend its Organizational Documents without giving Lender written notice of such amendment within sixty (60) days thereafter.
(f)
Use of Proceeds.  Permit any Revolving Credit Facility proceeds to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of "purchasing or carrying any margin stock" within the meaning of Regulation U of the Federal Reserve Board, as amended from time to time, and the Borrower agrees to furnish to the Lender, upon its request, a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U.

(g)
Government Regulation.  Permit any Credit Party to: (i) be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits the Lender from making any advance or extension of credit to a Credit Party or from otherwise conducting business with a Credit Party, or (ii) fail to provide documentary and other evidence of a Credit Party's identity as may be requested by the Lender at any time to enable the Lender to verify any Credit Party's identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

ARTICLE VI
EVENTS OF DEFAULT AND RIGHTS AND REMEDIES
Section 6.01                          Events of Default.  Each of the following shall constitute an Event of Default:
(a)
Payment.  Any Credit Party shall fail to pay, within ten (10) days following the due date thereof, interest on or the principal of the Revolving Credit Facility or any fee or other amount required to be paid to the Lender pursuant to the Loan Documents;

(b)
Representations and Warranties.  Any representation or warranty made by any Credit Party in the Loan Documents or in any financial statement, certificate, or report furnished pursuant to the Loan Documents shall prove to have been untrue in any material respect as of the time such representation or warranty was made;

(c)	Specific Defaults. The Borrower shall be in default under Section 5.02;
(d)
Covenants.  The Borrower shall fail duly to observe or perform, any of the terms, conditions, covenants or agreements required to be observed or performed by the Borrower under this Agreement (other than terms, conditions, covenants or agreements otherwise specifically dealt with in this Article 6), and such failure shall continue for a period of thirty (30) calendar days after written notice of such failure has been given by the Lender to the Borrower; provided that no such notice shall be required for defaults that are not reasonably capable of cure;

(e)
Other Loan Documents.  Any Credit Party shall be in default under or in breach of any of the covenants contained in any of the Loan Documents to which any Credit Party is a party and such default or breach shall not be cured or waived within the period or periods of grace, if any, applicable thereto;

(f)
Loss or Damage.  Any Property shall be materially damaged or destroyed by fire or other casualty and the loss, in the reasonable judgment of the Lender, shall not be adequately covered by insurance actually collected or in the process of collection or by other funds available to Credit Parties to permit restoration;

(g)
Title to Assets.  Subject to the Credit Parties' right to contest Liens as provided in the Loan Documents, at any time title to any part of the Properties shall not be satisfactory to the Lender by reason of any Lien, except Permitted Liens; and such Lien shall not be corrected to the Lender's satisfaction within thirty (30) days after notice to the Borrower;

(h)
Governmental Requirements.  Any Credit Party shall fail to comply with any requirement of any Governing Authority within thirty (30) days (or such longer cure period provided for by such Governing Authority) after notice in writing of such requirement shall be given to a Credit Party by such Governing Authority, subject to any rights of the Credit Parties to contest such requirement as provided in the Loan Documents;

(i)
Judgments.  A judgment or judgments for the payment of money in excess of the sum of $100,000 in the aggregate shall be rendered against any Credit Party, and such Credit Party shall not, within ninety (90) days thereafter and in any event prior to the execution thereof by the judgment creditor, discharge the same, procure a stay of execution thereof, or appeal therefrom and cause the execution thereof to be stayed during such appeal;

(j)
Execution.  Any execution or attachment shall be issued whereby any property of any Credit Party shall be taken or attempted to be taken and the same shall not have been vacated or stayed within ninety (90) days after the issuance thereof;

(k)	Dissolution. Any Credit Party shall be dissolved or terminated;
(l)
Security Interests.  Any third party security interest securing the Revolving Credit Facility shall be repudiated or revoked, or purported to be repudiated or revoked by any guarantor or third-party pledgor;

(m)
Insolvency.  The Borrower or any other Credit Party shall become insolvent or shall generally not pay its debts as they mature or shall apply for, shall consent to, or shall acquiesce in the appointment of a custodian, trustee or receiver of the Borrower or any other Credit Party or for a substantial part of the property thereof or, in the absence of such application, consent or acquiescence, a custodian, trustee or receiver shall be appointed for the Borrower or any other Credit Party or for a substantial part of the property thereof and shall not be discharged within forty-five (45) days, or the Borrower or any other Credit Party shall make an assignment for the benefit of creditors;

(n)
Bankruptcy.  Any bankruptcy, reorganization, debt arrangement or other proceedings under any bankruptcy or insolvency law shall be instituted by or against the Borrower or any other Credit Party, and, if instituted against the Borrower, shall have been consented to or acquiesced in by the Borrower, or shall remain pending for sixty (60) days, or an order for relief shall have been entered against the Borrower or such other Credit Party;

(o)
Liquidation Proceedings.  Any dissolution or liquidation proceeding shall be instituted by or against the Borrower or any other Credit Party, and, if instituted against the Borrower shall be consented to or acquiesced in by the Borrower or shall remain pending for forty-five (45) days; or

(p)
Other Obligations.  Any Credit Party shall be in default under any other agreement with the Lender (whether in connection with the Revolving Credit Facility or otherwise) and any required notice shall have been given and any time in which to cure the default shall have elapsed.

Section 6.02                          Rights and Remedies.  Upon the occurrence of an Event of Default the Lender may, at its option, exercise any and all of the following rights and remedies (and any other rights and remedies available to it):
(a)
Acceleration.  The Lender may, by written notice to the Borrower, declare immediately due and payable all unpaid principal of and accrued interest on the Revolving Credit Facility, together with all other sums payable hereunder, and the same shall thereupon be immediately due and payable without presentment or other demand, protest, notice of dishonor or any other notice of any kind, all of which are hereby expressly waived; provided, however, that upon the filing of a petition commencing a case naming the Borrower or any other Credit Party as debtor under the Bankruptcy Code, the principal of and all accrued interest on the Revolving Credit Facility shall be automatically due and payable without any notice to or demand on the Borrower or any other party.

(b)	All Available Remedies. The Lender shall have the right, in addition to any other rights provided by law, to enforce its rights and remedies under the Loan Documents.
Section 6.03                          Assignment and Setoff.  The Borrower grants the Lender a lien and security interest in all of the Borrower's present and future property now or hereafter in the possession, control or custody of, or in transit to, the Lender for any purpose, and the balance of every present and future account of the Borrower with the Lender, and each present and future claim of the Borrower against the Lender.  Such lien and security interest secures all present and future debts, obligations and liabilities of the Borrower to the Lender.  In addition to all other rights and remedies, upon the occurrence of a Default, the Lender may foreclose such lien and security interest, and the Lender may set off any sum due to or incurred by the Lender or charge all or any part of the aggregate amount of such debts, obligations and liabilities against any such property, accounts, deposits, credits, and other property of Borrower and any and all claims of the Borrower against the Lender, without notice.  Such right shall exist whether or not the Lender shall have made any demand hereunder or under any other Loan Document, whether or not said sums, or any part thereof, or deposits and credits held for the account of the Borrower is or are matured or unmatured, and regardless of the existence or adequacy of any collateral, guaranty or any other security, right or remedy available to the Lender.  The Lender agrees that it shall notify the Borrower of its exercise of such setoff right; provided, however, that the failure of the Lender to provide such notice shall not affect the validity of the exercise of such setoff rights.  Nothing in this Agreement shall be deemed a waiver or prohibition of or restriction on the Lender to all rights of banker's lien, setoff and counterclaim available pursuant to law.
ARTICLE VII
MISCELLANEOUS
Section 7.01                          Indemnification by the Borrower.  The Borrower shall bear all loss, expense (including attorneys' fees) and damage in connection with, and agrees to indemnify and hold harmless the Lender, its agents, servants and employees from all claims, demands and judgments made or recovered against the Lender, its agents, servants and employees, from any cause whatsoever, arising out of, incidental to, or in connection with the Properties or the transactions contemplated by this Agreement, whether or not due to any act of omission or commission, including negligence of the Borrower of its employees, servants or agents, and whether or not due to any act of omission or commission of the Lender, its employees, servants or agents, except an act of Lender, its employees, servants or agents which constitutes gross negligence or willful misconduct.  The Borrower's liability hereunder shall not be limited to the extent of insurance carried by or provided by the Borrower or subject to any exclusion from coverage in any insurance policy.  The obligations of the Borrower under this Section 7.01 shall survive the payment of the Obligations.
Section 7.02                          Fees and Expenses.  The Borrower agrees to pay all fees of the Title Company, Lender's third-party underwriting costs and expenses, survey fees, recording fees, license and permit fees and title insurance and other insurance premiums, and agrees to reimburse the Lender upon demand for all reasonable out-of-pocket expenses actually incurred by the Lender in connection with the transactions contemplated by this Agreement, and the preparation and negotiation of the Loan Documents or any amendment, or any modification, interpretation, collection and enforcement of the Loan Documents, including, but not limited to, any and all reasonable legal expenses and attorneys' fees sustained by the Lender in the exercise of any right or remedy available to it under this Agreement (whether or not suit is commenced), or otherwise by law or equity and all reasonable fees and disbursements of counsel for the Lender for the services performed by such counsel in connection with the preparation of this Agreement and the other documents and instruments contemplated hereby.
Section 7.03                          Notices.  All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if (a) delivered personally or sent by email, (b) sent by nationally recognized overnight courier, or (c) sent by certified mail, postage prepaid, return receipt requested, addressed as follows:
If to Lender:	If to Borrower:

First International Bank & Trust
1600 South Broadway
P.O. Box 1967
Minot, ND 58702
Attention:  Stacey J. Diehl
Email:  sdiehl@firstintlbank.com

With a copy to:

Leonard, Street and Deinard, P.A.
150 South Fifth Street, Suite 2300
Minneapolis, MN 55402
Attention:  Adam D. Maier, Esq.
Email:  adam.maier@leonard.com

IRET Properties P.O. Box 1988 (regular mail) 1400 31st Avenue SW, Suite 60 (overnight mail) Minot, ND 58702 Attn: General Counsel Email: mabosh@iret.com tholmes@iret.com or to such other addresses as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith.  Any such communication shall be deemed to have been given (i) when delivered if personally delivered or sent by email during a Business Day, (ii) on the Business Day after dispatch if sent by nationally recognized, overnight courier or if sent by email on other than during a Business Day, and (iii) on the third day after dispatch, if sent by mail.
Section 7.04                          Time of Essence.  Time is of the essence in the performance of this Agreement.
Section 7.05                          Binding Effect and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns, except that the Borrower may not transfer or assign its rights hereunder without the prior written consent of the Lender.

Section 7.06                          Waivers.  No waiver by the Lender of any Default hereunder shall operate as a waiver of any other Default or of the same Default on a future occasion.  No delay on the part of the Lender in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude other or future exercise thereof or the exercise of any other right or remedy.
Section 7.07                          The Lender's Remedies Cumulative.  The rights and remedies hereby specified are cumulative and not exclusive of any rights or remedies which the Lender would otherwise have.
Section 7.08                          Entire Agreement.  This Agreement and the other Loan Documents contain the entire agreement of the parties regarding the Revolving Credit Facility.  Without limiting the generality of the foregoing, this Agreement and the other Loan Documents supersede any term sheet, loan application or commitment letter issued by the Lender or submitted by the Borrower in connection with the Revolving Credit Facility.
Section 7.09                          Counterparts.  This Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, shall be an original, but such counterparts shall together constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or in electronic (i.e., "pdf" or "tif") format shall be effective as delivery of a manually executed counterpart of this Agreement.
Section 7.10                          Inconsistency.  In the event that any of the terms and provisions of this Agreement are inconsistent with any of the terms and provisions of the other Loan Documents, the terms and provisions of this Agreement shall govern.
Section 7.11                          Amendments.  Neither this Agreement nor any provision hereof may be amended, changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.
Section 7.12                          Sale of Loan or Participations.  The Lender may at any time sell, assign, transfer, syndicate, grant participations in or otherwise dispose of any portion of the Revolving Credit Facility (each such interest so disposed of being herein called a "Transferred Interest") to banks, insurance companies or other financial institutions (hereinafter called "Transferees"), pursuant to such assignment agreements, transfer agreements, co-lender agreements, participation agreements and/or agency agreements into which the Lender and its Transferees may enter and by which the Borrower shall agree in writing to recognize.  In addition, the Lender may, at any time and from time to time, in its ordinary course of business and in accordance with applicable law, (a) assign an undivided interest in the Revolving Credit Facility to an Affiliate of the Lender or to any successor entity by reason of any merger affecting the Lender; or (b) pledge or assign the same to any Federal Reserve Lender in accordance with applicable law.  It shall be a condition to any increase in the amount of the Commitment that each Transferee has fully committed to Lender to fund the increase.  The Lender may divulge all information relating to the Credit Parties or the Properties which the Lender has to any actual or potential Transferee, and the Borrower shall cooperate with the Lender in connection with the transfer.  The Borrower agrees that each Transferee shall be entitled to the benefits hereof with respect to its Transferred

Interest and that each Transferee may exercise any and all rights of banker's lien, setoff and counterclaim as if such Transferee were a direct lender to the Borrower.  If the Lender makes any assignment to a Transferee, then upon notice to the Borrower such Transferee, to the extent of such assignment (unless otherwise provided therein) shall become a lender hereunder and shall have the rights and obligations of the Lender hereunder.  Notwithstanding the foregoing, the Lender will at all times during the term of the Revolving Credit Facility, retain an interest in the Loan equal to at least the minimum depository account amount required by Section 5.01(g).
Section 7.13                          Separation of Fees and Other Amounts; Defaults not Excused.  The fees, prepayment penalties, late charges, interest and other amounts specified in this Agreement and in the other Loan Documents are and will remain distinct and separate from each other fee, prepayment penalty, late charge, interest and other amount described in this Agreement and in the other Loan Documents and no payment of any particular fee, prepayment penalty, late charge, interest or other amount shall discharge or reduce the obligation to pay any other fee, prepayment penalty, late charge, interest or other amount nor shall the payment of any of the foregoing be deemed a waiver for or excuse from any Default or Event of Default.
Section 7.14                          Relationship of Credit Parties and Lender.  The relationship between Credit Parties and Lender is solely that of debtor and creditor, and Lender has no fiduciary or other special relationship with Borrower or the other Credit Parties, and no term or condition of any of the Loan Documents shall be construed so as to deem the relationship between any Credit Party and Lender to be other than that of debtor and creditor.
Section 7.15                          No Reliance on Lender.  The general partners, shareholders, members, principals or other beneficial owners of Borrower are experienced in the ownership and operation of properties similar to the Properties, and Borrower and Lender are relying solely upon such expertise and business plan in connection with the ownership and operation of the Properties.  Borrower is not relying on Lender's expertise, business acumen or advice in connection with the Properties.
Section 7.16                          WAIVER OF JURY TRIAL.  THE BORROWER AND THE LENDER HEREBY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, OR TO ANY OF THE OTHER LOAN DOCUMENTS, THE OBLIGATIONS HEREUNDER OR THEREUNDER, ANY COLLATERAL SECURING THE OBLIGATIONS, OR ANY TRANSACTION ARISING THEREFROM OR CONNECTED THERETO.  THE BORROWER AND THE LENDER EACH REPRESENTS TO THE OTHER THAT THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY GIVEN.
Section 7.17                          GOVERNING LAW; JURISDICTION; VENUE.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, THE RIGHTS OF THE PARTIES HEREUNDER AND THEREUNDER AND THE INTERPRETATION HEREOF AND THEREOF SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NORTH DAKOTA, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF.  AT THE OPTION OF THE LENDER, THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY BE ENFORCED IN ANY FEDERAL OR STATE COURT IN NORTH DAKOTA; THE BORROWER CONSENTS TO THE

JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT JURISDICTION IN SUCH FORUMS IS NOT PROPER OR THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT.  IN THE EVENT AN ACTION IS COMMENCED IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT, THE LENDER AT ITS OPTION SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.
Section 7.18                          USA Patriot Act Notification.  The following notification is provided to the Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT.  To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product.  What this means for the Borrower:  When the Borrower opens an account, the Lender will ask for the Borrower's name, taxpayer identification number, business address, and other information that will allow the Lender to identify the Borrower.  The Lender may also ask to see the Borrower's legal organizational documents or other identifying documents.
Section 7.19                          Interest Limitation.  All agreements between the Borrower and the Lender are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to the Lender for the use, forbearance, loaning or detention of the indebtedness evidenced hereby exceed the maximum permissible under applicable law.  If from any circumstances whatsoever, fulfillment of any provisions hereof or of any other Loan Document at any time given shall exceed the maximum permissible under applicable law, then the obligation to be fulfilled shall automatically be reduced to an amount which complies with applicable law, and if from any circumstances the Lender should ever receive as interest an amount which would exceed the highest lawful rate of interest, such amount which would be in excess of such lawful rate of interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest.  This provision shall control every other provision of all agreements between the Borrower and Lender and shall also be binding upon and available to any subsequent holder of the Loan Documents.
Section 7.20                          Amendment and Restatement.  This Agreement amends and restates the Prior Agreement, in its entirety, effective as of the date first written above.  The amendment and restatement shall only be effective from and after the date first written above and are not intended to affect the terms of the Loan Documents in effect prior to such date.  Except as specifically provided herein, no other amendment of the Loan Documents is intended and all other terms and conditions of the Loan Documents shall remain in full force and effect and shall not be modified or released in any way by this Agreement.  This Agreement amends the Note and is not in payment or substitution thereof.  Borrower hereby ratifies and reaffirms all of Borrower's obligations under the Loan Documents as amended hereby.  All references to the Loan Agreement and the Note in the other Loan Documents shall hereafter be to this Agreement and the Note described herein.  Each Property shall remain subject to the lien, charge or encumbrance of the Loan Documents, and nothing in this Agreement shall affect the lien of any of the Loan Documents on the Properties or the priority of such liens over any other liens, charges, encumbrances or conveyances, nor release or change the liability of any party who may now be or after the date of this Agreement, become liable, primarily or secondarily, under the Loan Documents.  Borrower agrees to execute any instruments Lender reasonably determines to be necessary to maintain a perfected security interest in any Property.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER:

IRET PROPERTIES, A NORTH DAKOTA LIMITED PARTNERSHIP,
a North Dakota limited partnership

BY:  ITS GENERAL PARTNER:

IRET, INC.,
a North Dakota corporation

By: /s/ Michael A. Bosh
      Name:  Michael A. Bosh
      Title:  Executive Vice President and
Assistant Secretary

[SIGNATURE PAGE OF BORROWER TO AMENDED AND RESTATED LOAN AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

LENDER:

FIRST INTERNATIONAL BANK & TRUST,
a North Dakota state bank

By: /s/ Stacey J. Diehl
      Name:  Stacey J. Diehl
      Title:  Senior Vice President

[SIGNATURE PAGE OF LENDER TO AMENDED AND RESTATED LOAN AGREEMENT]